Exhibit 99.1

Hoku Scientific, Inc. Reports Second Quarter Fiscal Year 2008 Results

Highlights:

• Hoku signs engineering, procurement, and construction management contract for polysilicon plant

• Hoku signs construction contract for polysilicon plant

• Hoku signs TCS engineering contract

• Hoku receives $25 million letter of credit for Solar Fabrik AG subsidiary

• Hoku receives $45 million letter of credit for Wuxi Suntech Power Co., Ltd.

• Hoku signs agreement with Bank of Hawaii for photovoltaic system installation

• Hoku successfully completes U.S. Navy fuel cell demonstration

KAPOLEI, Hawaii – October 23, 2007 – Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its second quarter ended September 30, 2007 and provided a general update on its business.

Revenue for the quarter ended September 30, 2007 was $239,000 compared to $1.9 million for the quarter ended September 30, 2006. Revenue for the six months ended September 30, 2007 was $1.3 million compared to $3.1 million for the six months ended September 30, 2006. The decrease in revenue for the three and six months ended September 30, 2007 compared to the same periods in 2006 was primarily due to the completion of the Nissan Motor Co., Ltd. contracts in 2006 and no similar contracts in 2007. Deferred revenue was $352,000 at September 30, 2007 compared to $990,000 at March 31, 2007. Deferred revenue at September 30, 2007 was attributable to contracts related to photovoltaic, or PV, system installations while deferred revenue at March 31, 2007 was attributable to contracts with the U.S. Navy, which was completed in August 2007.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended September 30, 2007 was $1.0 million, or $0.06 per diluted share, compared to GAAP net income of $303,000, or $0.02 per diluted share, for the same quarter in 2006. Net loss, computed in accordance with GAAP, for the six months ended September 30, 2007 was $1.7 million, or $0.10 per diluted share, compared to GAAP net income of $616,000, or $0.04 per diluted share, for the same period in 2006.

Non-GAAP net loss for the quarter ended September 30, 2007 was $705,000, or $0.04 per diluted share, compared to non-GAAP net income of $558,000, or $0.03 per diluted share, for the same quarter in 2006. Non-GAAP net loss for the quarter ended September 30, 2007 and net income for the quarter ended September 30, 2006 excludes non-cash stock-based compensation of $299,000 and $255,000, respectively. Non-GAAP net loss for the six months ended September 30, 2007 was $1.0 million, or $0.06 per diluted share, compared to non-GAAP net income of $1.0 million, or $0.06 per diluted share, for the same period in 2006. Non-GAAP net loss for the six months ended September 30, 2007 and net income for the six months ended September 30, 2006 excludes non-cash stock-based compensation of $612,000 and $423,000, respectively. The accompanying schedules provide a reconciliation of net income (loss) and net income (loss) per share computed on a GAAP basis to net income (loss) and net income (loss) per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, “We are excited about our progress over the past several months in our Hoku Solar and Hoku Materials businesses. The engineering and construction contracts signed with Stone & Webster, a subsidiary of The Shaw Group, and JH Kelly, give us added confidence that we can meet our polysilicon delivery dates in 2009. We also received letters of credit of $25 million and $45 million for two of our polysilicon customers, Global Expertise Wafer Division, a subsidiary of Solar-Fabrik Group, and Suntech, respectively, to secure their prepayment obligations to us if we achieve various milestones in the construction and operation of our planned polysilicon plant. We believe these developments move us closer towards securing financing to help pay for the construction and procurement of our polysilicon plant. We also amended our polysilicon supply contract with SANYO to move our financing deadline to December 31, 2007. While our intention is to obtain financing as soon as we can, extending the financing deadline provides us with added flexibility to negotiate our planned financing. Our $13 million line of credit with Bank of Hawaii has allowed us to commit capital to the design and engineering of our plant, to purchase long lead-time items such as the reactors, and to stay on schedule for our planned 2009 product deliveries.

“In October 2007 we signed a trichlorosilane, or TCS, process engineering and technology transfer contract with Dynamic Engineering Inc., to enable us to produce our own TCS, the primary material used to produce polysilicon in a Siemens reactor, rather than relying on a third-party vendor. We believe that this will provide us with a consistent supply of TCS and more importantly allow us to reduce our costs to produce polysilicon.

“Due to the progress we have made, we are now able to provide more detailed expectations of our polysilicon facility. We have refined our estimates on the annual capacity of our plant to being between 2,000 and 2,500 metric tons per year. Based on this capacity, we believe our annualized revenue based on our existing supply agreements when we are running at full capacity will be in the range of $120 million to $140 million per year and gross margins in the range of 45% to 55%. Although we are not committing to any plans, we also believe that based on our 67-acres of leased property and current design and engineering plans, we have the space to expand our polysilicon production to up to 8,000 metric tons per year. Furthermore, we have a right-of-first refusal from the City of Pocatello to lease approximately 450 acres of neighboring land, where we could potentially construct facilities for the production of additional polysilicon, ingots, wafers, cells or other related solar businesses.

“Significant steps have also been made in our Hoku Solar business. In July 2007 we entered into an agreement with Bank of Hawaii to install a photovoltaic, or PV, system on Bank of Hawaii’s historic Kohala branch, and signed a non-binding letter of intent to explore additional turnkey PV system installations for Bank of Hawaii’s other facilities on the islands neighboring Oahu. In July and September 2007, we sold our solar module production line and inventory of solar cells, respectively, providing us with $4 million in cash.

“Finally, in our Hoku Fuel Cells business, we successfully completed the demonstration of our Hoku MEA for the U.S. Navy in IdaTech’s fuel cell systems. We are very pleased with the success of the project and the performance of Hoku MEA under field operating conditions. We intend to continue to selectively pursue U.S. and foreign patent applications in order to protect our technology, and believe that there is the possibility of future market opportunities for our fuel cell products; however, we are not currently pursuing new fuel cell contracts.

“In summary, this was a great quarter for Hoku Scientific. We were able to sign key contracts for the engineering and construction of our planned polysilicon plant, and secure letters of credit for two of our polysilicon customers. SANYO continues to demonstrate their support for our project by allowing us until December 31, 2007 to complete our financing, and we are currently focused on securing financing for the construction and procurement of our polysilicon facility. We also secured another key customer for our growing solar business, and successfully completed our U.S. Navy demonstration. We believe that our focused solar strategy implemented last quarter is starting to show benefits, which we expect will build momentum during this next quarter and beyond.”

Business Summary and Update

Hoku Materials: Hoku Scientific’s wholly owned subsidiary, Hoku Materials, plans to build and equip a polysilicon production facility capable of producing up to 2,500 metric tons of polysilicon per year in Pocatello, Idaho. Hoku Materials estimates the total cost to construct and equip the polysilicon facility with an annual capacity of 2,500 metric tons will be approximately $300 million. Hoku Materials has not determined the final capacity as it has not determined whether it will exercise its option to purchase additional polysilicon reactors, which if exercised would bring its total polysilicon production capacity to 2,500 metric tons per year. Hoku Materials intends to use the $211 million in advance payment commitments from its polysilicon agreements to contribute to the financing of the construction, subject to Hoku Materials’ successful achievement of various polysilicon production and quality milestones. Hoku Scientific has engaged Calyon Securities Inc. as its financial advisor in its efforts to raise the remaining construction costs. Hoku Materials commenced construction in May 2007, and assuming the financing can be obtained, anticipates the availability of polysilicon beginning in the first half of calendar year 2009.

In June 2007, Hoku Materials entered into an agreement with Global Expertise Wafer Division Ltd., or GEWD, a wholly owned subsidiary of Solar-Fabrik AG, for the sale and delivery of polysilicon. As security for GEWD’s $53 million prepayment obligation, GEWD is obligated to deliver $2 million in cash and stand-by letters of credit for $51 million. Hoku Materials received a cash payment of $2 million and a $25 million letter of credit issued from Dresdner Bank AG in July 2007. GEWD was required to provide the Company with an additional $26 million letter of credit by September 30, 2007. As this second letter of credit has not been delivered, Hoku Materials has the option to reduce the predetermined volume of polysilicon and increase the predetermined price under the agreement, while also reducing GEWD’s prepayment obligation to $27 million. At this time, Hoku Materials has not determined if it will execute this option.

In August 2007, Hoku Materials amended its supply agreement with Wuxi Suntech Power Co., Ltd., or Suntech, for the sale and delivery of polysilicon to eliminate the requirement that Suntech’s $45 million letter of credit be issued by Bank of China and to remove certain limitations on Hoku Materials’ ability to sell additional polysilicon products to third party customers in connection with any planned expansion of its production capacity. In August 2007, Suntech delivered a $45 million letter of credit issued by the Chicago branch of ABN AMRO Bank NV.

In August 2007, Hoku Materials entered into agreements with Stone & Webster, Inc., a subsidiary of The Shaw Group Inc., and JH Kelly LLC, a Washington-based general contractor, to perform engineering, procurement and construction management, or EPCM, and construction services, respectively, for Hoku

Materials’ planned polysilicon production plant. The contracts were originally for EPCM and construction services for a production facility capable of producing 2,000 metric tons of polysilicon annually but Hoku Materials issued change orders under each contract in October 2007 to increase the total planned production capacity of the facility to up to 2,500 metric tons per year.

In October 2007, Hoku Materials entered into an agreement with Dynamic Engineering Inc. for design and engineering services, and a technology license, for Hoku Materials to build a trichlorosilane production and purification unit at its planned polysilicon production plant. Trichlorosilane, or TCS, is produced through the chlorination and purification of metallurgical-grade silicon, and is the primary material used to produce polysilicon in a Siemens reactor. Under the agreement, Dynamic Engineering will provide the basic engineering package and related services for the TCS production component of the planned polysilicon plant, which will be integrated by Stone & Webster, into the overall polysilicon production facility, and will be constructed by JH Kelly.

In October 2007, Hoku Materials amended its polysilicon reactor contract with GEC Graeber Engineering Consultants GmbH, or GEC, and MSA Apparatus Construction for Chemical Equipment Ltd., or MSA, to include an option for Hoku Materials to purchase additional reactors to enable the production of up to an additional 500 metric tons of polysilicon per year, which if exercised would bring Hoku Materials’ total polysilicon production capacity to 2,500 metric tons per year. In addition, Hoku Materials, GEC and MSA agreed to eliminate the requirement that Hoku Materials establish an irrevocable Letter of Credit for 65% of the total contract amount, providing instead for Hoku Materials to make monthly progress payments.

In October 2007, Hoku Materials amended its polysilicon sales agreement with SANYO Electric Company, Ltd. by extending the date to complete the financing for the construction of its polysilicon production plant from October 17, 2007 to December 31, 2007.

Hoku Solar: Hoku Solar’s strategy is to focus on the sale of turnkey PV system installations, and related services. In July 2007, Hoku Solar entered into an agreement with Bank of Hawaii to install a PV system on Bank of Hawaii’s historic Kohala (Kapa’au) branch, located on the Big Island of Hawaii. Hoku Solar and Bank of Hawaii also signed a non-binding letter of intent for Hoku Solar to explore additional turnkey PV system installations for the Bank’s other facilities on the islands of Hawaii, Maui and Kauai.

In June 2007, Hoku Solar refocused its PV strategy on system installations, and decided not to enter the PV module manufacturing business. In connection with this strategy, Hoku Solar sold its 15 megawatt-per-year solar module production line in July 2007, before it was delivered, for $1.8 million, and in August 2007, Hoku Solar resold its inventory of solar cells for $2.1 million. The solar module production line and the solar cells had been originally purchased for $1.9 million and $2.8 million, respectively. In June 2007, Hoku Solar wrote-down the solar module production line to $1.8 million, and in March 2007, Hoku Solar recognized a write-down of $379,000 related to solar cell inventory. In September 2007, Hoku Solar recognized a further loss on the sale of the solar cell inventory of $285,000.

As of September 30, 2007, Hoku Solar is still in negotiations with Hawaiian Electric for the installation of a 167 kilowatt PV system and the sale of the power generated by that system over a 20-year period to Hawaiian Electric Company, and continues to actively pursue other PV system installation contracts. In addition, Hoku Scientific continues to explore the sale of its land and facility in Kapolei, Hawaii and the relocation to a smaller leased warehouse and office space on the island of Oahu, Hawaii.

Hoku Scientific expects that the PV system installation business will be the primary source of revenue through calendar year 2008 until Hoku Materials’ polysilicon manufacturing facility is operational.

Hoku Fuel Cells: In August 2007, Hoku Fuel Cells successfully completed the 12-month demonstration of Hoku MEA in IdaTech fuel cell systems for the U.S. Navy. Hoku Fuel Cells does not currently plan on actively pursuing new contracts or committing resources to further develop its fuel cell products, and intends to selectively pursue patent applications in order to protect its technology, inventions and improvements related to its fuel cell products.

Forward Guidance

The Company’s general policy is to provide only top line revenue for the next fiscal quarter. Fluctuations in quarterly revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of PV system installations. Based on its current outlook, the Company expects revenue for the third quarter ending December 31, 2007 to be in the range of $1.0 million to $1.4 million. In addition, the Company expects that it will need to increase its efforts in supporting a polysilicon manufacturing and PV systems installation service business, develop its products and expand its corporate infrastructure. As a result the Company expects its costs to continue to increase significantly and expects to continue to incur losses for the foreseeable future including for the third quarter ending December 31, 2007.

Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call after the market closes on Tuesday, October 23, 2007 at 5:00 p.m., Eastern Time, to discuss its results for the quarter ended September 30, 2007. All interested parties are invited to call-in. To participate, please call (913) 905-1087. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s web site until the Company’s conference call to discuss its financial results for its third quarter fiscal 2008.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Fuel Cells, Hoku Solar, Hoku Membrane, Hoku MEA and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Contacts:

Investor Relations

Hoku Scientific, Inc.

(808) 682-7800

ir@hokusci.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials’ ability to successfully raise sufficient funds to establish polysilicon manufacturing facilities within the time required in its contracts with SANYO Electric Co., Ltd., Global Expertise Wafer Division Ltd., and Wuxi Suntech Power Co., Ltd., or at all; its ability to engineer and construct a production plant for polysilicon; Hoku Materials’ ability to manufacture polysilicon; the ability to manufacture trichlorosilane and the efficiency and potential cost savings of the trichlorosilane production process to be designed by Dynamic Engineering Inc.; Hoku Materials’ ability to meet the delivery schedule in its customer contracts; it’s ability to successfully achieve the milestones in its contracts with SANYO Electric, Co., Ltd., Global Expertise Wafer Division Ltd., and Wuxi Suntech Power Co., Ltd.; the ability of GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd., Stone & Webster, Inc., JH Kelly LLC and Dynamic Engineering, Inc. to meet the delivery schedules in their respective agreements with Hoku Materials; and Hoku Materials’ costs to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products. These statements also relate to Hoku Solar’s ability to successfully complete the PV system installations for Bank of Hawaii, Hawaiian Electric Company, and other customers; potential future PV system installations for Bank of Hawaii; the performance and durability of Hoku Solar’s PV systems; the cost to manufacture and install PV systems, its ability to offer pricing that is competitive with competing products and expected future revenue from the PV system installation business. These statements also relate to Hoku Scientific, Hoku Materials and Hoku Solar’s future financial performance, including revenue and gross margin projections; Hoku Scientific, Hoku Materials and Hoku Solar’s business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific’s filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific’s financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income (loss) and net income (loss) per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income (loss) and non-GAAP net income (loss) per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2007	2006	2007	2006
Service and license revenue	$239	$1,943	$1,337	$3,096
Cost of service and license revenue(1)	195	997	953	1,276

Gross margin	44	946	384	1,820

Operating expenses:
Selling, general and administrative(1)	1,270	703	2,438	1,428
Research and development(1)	39	254	82	528

Total operating expenses	1,309	957	2,520	1,956

Loss from operations	(1,265)	(11)	(2,136)	(136)
Interest and other income	261	272	480	543

Income (loss) before income tax benefit	(1,004)	261	(1,656)	407
Income tax benefit	—	42	—	209

Net income (loss)	$(1,004)	$303	(1,656)	$616

Basic net income (loss) per share	$(0.06)	$0.02	$(0.10)	$0.04

Diluted net income (loss) per share	$(0.06)	$0.02	$(0.10)	$0.04

Shares used in computing basic net income (loss) per share	16,640,153	16,451,156	16,577,844	16,443,747

Shares used in computing diluted net income (loss) per share	16,640,153	16,451,156	16,577,844	16,620,856

(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$9	$30	$39	$45
Selling, general and administrative	254	194	501	324
Research and development	36	31	72	54

Total	$299	$255	$612	$423

HOKU SCIENTIFIC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	Sept 30, 2007 (unaudited)	March 31, 2007
Assets
Cash and cash equivalents	$9,654	$2,567
Short-term investments	6,787	17,389
Accounts receivable	416	377
Inventory	128	2,385
Costs of uncompleted contracts	214	698
Equipment held for sale	52	74
Other current assets	474	537

Total current assets	17,725	24,027
Restricted cash equivalents	9,416	—
Property, plant and equipment, net	8,483	5,795
Other assets	4,325	803

Total assets	$39,949	$30,625

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$715	$653
Deferred revenue	352	990
Other current liabilities	839	1,488

Total current liabilities	1,906	3,131
Note payable	7,246	—
Deposit	6,000	2,000

Total liabilities	15,152	5,131

Stockholders’ equity:
Common stock, $0.001 par value as of September 30, 2007 and March 31, 2007, respectively. Authorized 100,000,000 shares as of September 30, 2007 and March 31, 2007, respectively; issued and outstanding 16,825,551 and 16,503,931 shares as of September 30, 2007 and March 31, 2007, respectively	17	17
Additional paid-in capital	34,352	33,396
Accumulated deficit	(9,570)	(7,914)
Accumulated other comprehensive loss	(2)	(5)

Total stockholders’ equity	24,797	25,494

Total liabilities and stockholders’ equity	$39,949	$30,625

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Income (Loss) and GAAP Net Income (Loss) per share to Non-GAAP Net Income (Loss)

and Non-GAAP Net Income (Loss) per share

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2007	2006	2007	2006
GAAP net income (loss)	$(1,004)	$303	$(1,656)	$616
Stock-based compensation expense	299	255	612	423

Non-GAAP net income (loss)	$(705)	$558	$(1,044)	$1,039

GAAP basic net income (loss) per share	$(0.06)	$0.02	$(0.10)	$0.04
Basic stock-based compensation expense per share	0.02	0.01	0.04	0.02

Non-GAAP basic net income (loss) per share	$(0.04)	$0.03	$(0.06)	$0.06

GAAP diluted net income (loss) per share	$(0.06)	$0.02	$(0.10)	$0.04
Diluted stock-based compensation expense per share	0.02	0.01	0.04	0.02

Non-GAAP diluted net income (loss) per share	$(0.04)	$0.03	$(0.06)	$0.06